EXHIBIT 15
July 29, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated July 29, 2014 on our review of interim financial information of Sonoco Products Company for the three month and six month periods ended June 29, 2014 and June 30, 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 29, 2014 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100798; File No. 333-100799; File No. 333-152531; File No. 333-184692; File No. 333-195622 and File No. 333-195623) and Form S-3 (File No. 333-182988).
Very truly yours,
/s/ PricewaterhouseCoopers LLP